PS BUSINESS PARKS, INC.
EXHIBIT 12
STATEMENT RE: COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
(Unaudited, in thousands, except ratio data)

	Three Months Ended
	March 31,
	2008	2007
Net Income	$16,558	$18,591
Minority interests	3,100	3,629
Interest expense	993	1,107

Earnings from operations available to cover fixed charges	$20,651	$23,327

Fixed charges	$993	$1,107
Preferred stock dividends	12,756	12,668
Preferred partnership distributions	1,752	1,599

Combined fixed charges and preferred distributions	$15,501	$15,374

Ratio of earnings from operations to fixed charges	20.8	21.1

Ratio of earnings from operations to combined fixed charges and preferred distributions	1.3	1.5

	2007	2006	2005	2004	2003
Income from continuing operations	$68,666	$62,937	$59,674	$46,564	$46,326
Minority interests in continuing operations	13,009	16,268	16,262	24,785	29,638
Interest expense	4,130	2,575	1,330	3,054	4,015

Earnings from continuing operations available to cover fixed charges	$85,805	$81,780	$77,266	$74,403	$79,979

Fixed charges	$4,130	$2,575	$1,330	$3,054	$4,015
Preferred stock dividends	50,937	47,933	43,011	33,020	15,784
Preferred partnership distributions	6,854	11,155	10,651	20,245	19,240

Combined fixed charges and preferred distributions	$61,921	$61,663	$54,992	$56,319	$39,039

Ratio of earnings from continuing operations to fixed charges	20.8	31.8	58.1	24.4	19.9

Ratio of earnings from continuing operations to combined fixed charges and preferred distributions	1.4	1.3	1.4	1.3	2.0

PS BUSINESS PARKS, INC.
EXHIBIT 12
STATEMENT RE: COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
(Unaudited, in thousands, except ratio data)
Supplemental Disclosure of Ratio of Funds from Operations (“FFO”) to Fixed Charges:

	Three Months Ended
	March 31,
	2008	2007
FFO	$30,597	$29,593
Interest expense	993	1,107
Minority interest in income — preferred units	1,752	1,599
Preferred stock dividends	12,756	12,668

FFO available to cover fixed charges	$46,098	$44,967

Fixed charges	$993	$1,107
Preferred stock dividends	12,756	12,668
Preferred partnership distributions	1,752	1,599

Combined fixed charges and preferred distributions paid	$15,501	$15,374

Ratio of adjusted FFO to fixed charges	46.4	40.6

Ratio of adjusted FFO to combined fixed charges and preferred distributions paid	3.0	2.9

	2007	2006	2005	2004	2003
FFO (1)	$122,405	$106,235	$102,463	$97,214	$97,448
Interest expense	4,130	2,575	1,330	3,054	4,015
Minority interest in income — preferred units	6,854	11,155	10,651	20,245	19,240
Preferred stock dividends	50,937	47,933	43,011	33,020	15,784

FFO available to cover fixed charges	$184,326	$167,898	$157,455	$153,533	$136,487

Fixed charges	$4,130	$2,575	$1,330	$3,054	$4,015
Preferred stock dividends (2)	50,937	44,553	43,011	31,154	15,784
Preferred partnership distributions (2)	6,854	9,789	10,350	17,106	19,240

Combined fixed charges and preferred distributions paid	$61,921	$56,917	$54,691	$51,314	$39,039

Ratio of adjusted FFO to fixed charges	44.6	65.2	118.4	50.3	34.0

Ratio of adjusted FFO to combined fixed charges and preferred distributions paid	3.0	2.9	2.9	3.0	3.5

(1)	FFO has been adjusted to include the effect of impairment charges.

(2)	Excludes EITF Topic D-42 distributions.